  Exhibit 99.1

TPT Global Tech's (OTCQB:TPTW) Innovaqor (OTC:INOQ) Completes Agreement to Acquire the Software and Genetic Diagnostics Interpretation Divisions of Rennova Health Inc.

SAN DIEGO, CA / ACCESSWIRE / January 7, 2021 / TPT Global Tech, Inc. www.tptglobaltech.com ("TPTW or the Company") (OTCQB:TPTW) announced today that it has completed its purchase agreement with Rennova Health, Inc. ("Rennova"), an owner and operator of rural hospitals in Tennessee and InnovaQor, Inc. (OTC:INOQ) (InnovaQor), a CO based public company and a subsidiary of TPTW, to merge Rennova's software and genetic testing interpretation divisions, Health Technology Solutions, Inc. (HTS) and Advanced Molecular Services Group, Inc., (AMSG) and their subsidiaries into InnovaQor. After closing, these entities will operate as wholly-owned subsidiaries of InnovaQor which will then be controlled by Rennova. Closing is subject to several customary conditions for a transaction of this nature and is intended to happen on or before January 31. 2020.

InnovaQor has previously completed a license agreement giving it certain rights to assets and technology from TPT Global Tech, Inc's proprietary live streaming communication technology. As part of the License agreement, InnovaQor and TPT have agreed on a development project to create a next-generation telehealth type platform. It is intended to combine the TPT and Rennova assets and technology into a smartphone and computer-accessible healthcare platform to facilitate a patient's immediate access to healthcare and their local hospital or doctors office, for an initial consultation, scheduling of appointments and follow on care, and other added-value services that may be one-off or recurring.

Rennova has agreed to complete the necessary steps and SEC filings with the intent to facilitate TPT shareholders receiving approximately 2,500,000 shares in InnovaQor, and Rennova's shareholders receiving approximately $5M of preferred shares which can be converted to common shares. As described in the agreement, TPT will retain direct ownership of an additional 2,500,000 shares and Rennova will retain ownership of an additional $17.5M of preferred shares with certain conversion rights and restrictions, making it the controlling entity in InnovaQor. An additional 1,000,000 shares in InnovaQor will be allocated to TPT or its assignees as an incentive to assist in product development.

"We are delighted to complete this transaction and firmly believe it creates opportunity and value for our shareholders from TPT owned technology", said Stephen Thomas, CEO of TPT Global Tech. "Our live streaming communication technology is already in use in our core business and we look forward to this technology being used under license by InnovaQor to develop a platform to create needed and exciting solutions for the medical sector. These solutions will include a telehealth like platform into which additional services and solutions for hospitals, physicians and patients can be integrated"

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones. TPT's MedTech division is focused on implementing rapid COVID testing systems and software for verifying COVID testing and vaccinations. These apps will be used for entry to airlines, sporting events, and businesses.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.